Exhibit 15
May 12, 2006
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries for the three-month periods ended March 31, 2006 and April 1, 2005, and have issued our report dated May 5, 2006 (which report included an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in this Registration Statement.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
New York, New York

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